U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section  17(a) of the Public  Utility  Holding  Company  Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940

[  ]     Check this box if no longer subject to Section 16. Form 4 or Form 5 obligatons may continue. See Instruction 1(b).

1.       Name and Address of Reporting Person*

         (Last)   Strenger                 (First) Lou                  (Middle)
         (Street) 13704 Flagstone Lane
         (City)   Dallas             (State)  TX             (Zip)   75240

2.       Issuer Name and Ticker or Trading Symbol
                Microwave Transmission Systems, Inc.

3.       IRS or Social Security Number of Reporting Person (Voluntary)

4.       Statement for Month/Year      June 2001

5.       If Amendment, Date of Original  (June,2001)

6.       Relationship of Reporting Person to Issuer

           (Check all applicable)

         ( X )   Director                       (   )      10% Owner
         (   )   Officer (give title below)     (   )    Other (specify below)

7.       Individual or Joint/Group Filing (Check Applicable Line
         ( X )  Form filed by One Reporting Person
                Form filed by More than One Reporting Person

             Table I -- Non-Derivative Securities Beneficially Owned

1.    Title of Security     2. Trans-    3. Trans-    4. Securities Acquired(A)      5. Amount of       6.  Owner-        7. Nature
      (Instr. 3)               action       action       or Disposed of (D)             Securities          ship             of In-
                               Date         Code         (Instr. 3, 4 and 5)            Beneficially        Form:            direct
                                            (Instr. 8)                                  Owned at            Direct           Bene-
                               (Month/                                                  End of              (D)              ficial
                               Day/                                                     Month               Indirect         Owner-
                               Year)        Code V       Amount    (A) or    Price      (Instr. 3 and 4)    (I)              ship
                                                                   (D)                                      (Instr 4.)       (Instr.
                                                                                                                              4)

      Common Stock             6/1/01        P           250       A      $ 3.60        250                 D


*        If the Form is filed by more than one Reporting Person, see Instruction
         5(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                 Table II -- Derivative Securities Beneficially
            Owned (e.g., puts, calls, warrants, options, convertible
                                   securities)



1. Title of     2. Conver-    3. Trans-     4. Transac-         5. Number of       6. Date Exer-    7. Title and Amount  8. Price of
Derivative.)       sion or       action        tion Code           Derivative         cisable         of Underlying         Deriv-
 Security          Exercise      Date          (Instr. 8)          Securities         and             Securities            ative
 (Instr 3.)        Price of                                        Acquired (A) or    Expiration      (Instr. 3 and 4)      Secur-
                   Deriv-        (Month/                           Disposed Of (D)    Date                                  ity
                   ative          Day/                             (Instr. 3, 4,      (Month/Day/
                                  Year)                            and 5)             Year)
                                                                                                                           (Instr.
                                                                                                                                5)


                                                                                     Date    Expira-          Amount or
                                                                                     Exer-   tion     Title   Number of
                                               Code    V           (A)    (D)        cisable Date






9. Number       10.Owner-       11.Na-
   of Deriv-       ship            ture
   ative           Form            of In-
   Secur-          of De-          direct
   ities           rivative        Bene-
   Bene-           Secu-           ficial
   ficially        rity:           Own-
   Owned           Direct          ership
   at End          (D) or          (Instr.
   of              Indi-           4.)
   Month           rect (I)
   (Instr. 4)      (Instr. 4)

Explanation of Responses:


                          /s/ Lou Strenger                     07/10/01
                          **Signature of Reporting {Person)    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

         See 18 U.S.C.     1001 and 15 U.S.C.    78(ff)(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

         Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b) (4) of Regulation S-T.